Exhibit 99.1

SenesTech Announces Second Quarter
Financial and Operational Results

FLAGSTAFF, AZ, August 10, 2017 – SenesTech, Inc. (NASDAQ: SNES), a developer of proprietary technologies for managing animal pest populations through fertility control, today announced its second quarter financial and operational results.

The Company will hold a conference call today at 4:30 pm ET (1:30 pm PT time) to discuss these results and expectations for the coming year.

Key commercial milestones and recent highlights:

●	Expanded ContraPest municipal pilot programs to include the City of Chicago following New York City’s pilot commencement in March 2017;

●	Ongoing commercial and municipal pilot programs in place with four customers, where customers have made a commitment to deploy ContraPest over a portion of their property or city to assess efficacy. These four customers would represent annual revenue opportunity of over $2.4 million, and are positioned in key customer segments with significant market potential, including:

○	Municipal agencies,

○	Pest control operators (PCOs), and

○	Animal care facilities, including zoos and sanctuaries;

●	Signed long-term supply contracts with fourteen customers during the past four months in the following customer segments:

○	Public facilities,

○	Pest control operators (PCOs),

○	Animal care facilities, including zoos and sanctuaries,

○	Food/protein production facilities, and

○	Food industry, including restaurants;

●	Initiated a study on the island of Oahu, in a natural preserve, testing full outdoor implementation;

●	Received the 49th state registration in Florida during June 2017 for ContraPest, with California in process;

●	Andy Altman, a seasoned executive “with sales in his DNA,” was hired as chief operating officer on June 2nd to expand our efforts to commercialize ContraPest, with full-scale sales and marketing strategies being implemented;

●	Launched second manufacturing line in Flagstaff to meet anticipated demand from commercialization activities noted above; and

●	Presented new data on ContraPest’s effectiveness in mice, as well as a second species of rat, Rattus rattus, also known as the black rat or the roof rat.

Management Discussion

“Our commercialization efforts for ContraPest, our safe and effective alternative to rodenticides, are gaining traction,” said Dr. Loretta P. Mayer, Chair, CEO and co-founder of SenesTech. “We have signed fourteen long-term agreements with customers in key market segments, we have pilot programs underway with large commercial opportunities, and we have launched our second major city municipal pilot program. We are looking to build upon this momentum as we move to the second half of the year under the leadership of Andy Altman, who has tremendous experience launching new products within the animal health segment.”

Andy Altman, chief operating officer of SenesTech, commented, “I am pleased to join SenesTech at this critically important point in the Company’s young history. Drs. Mayer and Dyer have created a novel and effective solution to address a public health issue that has plagued mankind for millennia, an issue that poisons have been unable to effectively address. I am excited to design and proactively manage the commercialization infrastructure that will position ContraPest as a central component of all integrated pest management programs for controlling rodent populations in the coming years.”

Dr. Mayer concluded, “ContraPest sits at the crossroads of major trends taking place within our country, particularly as it relates to environmental sustainability. As you look at the early adopters of ContraPest, you see customers that are not only looking for an effective product, but a product that meets their vision for corporate sustainability and social responsibility. I believe this trend will only expand in the coming years and will be a key driver for the expansion of ContraPest into the future, both domestically and internationally.”

Financial Results

Revenues for the second quarter were $10,000. The Company currently has signed long-term sales commitments totaling over $130,000, which will be recognized over the next 12 to 24 months. Further, the Company has ongoing pilot programs underway with total annual sales opportunities of approximately $2.4 million if full deployment were to occur. This may not occur, so there has been no financial recognition of this potential in the financial statements.

Operating expenses for the second quarter were $ 3.6 million, compared with $ 2.0 million for the second quarter of 2016. Operating expenses for the second quarter of 2017 included non-cash equity compensation of $ 0.8 million. The increase in operating expense was attributable largely to commercialization activities.

Adjusted EBITDA, which is a non-GAAP measure of operating performance, was $(2.7) million for the second quarter of the current year, compared with $(1.5) million for the second quarter of 2016. The Company anticipates that Adjusted EBITDA loss will continue at or below $750,000 per month until additional revenue is generated.

Net loss for the second quarter of 2017 was $3.6 million or $0.35 per share, compared with $2.0 million, or $0.31 per share, for the second quarter of 2016.

Cash, cash equivalents and highly liquid investments at the end of the quarter were $5.6 million.

Conference Call Information

The Company has scheduled a conference call for today, at 4:30 pm ET, to review these results. Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407, or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10111099. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 30 days.

Use of Non-GAAP Measure

Adjusted EBITDA is presented herein and is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

About SenesTech

SenesTech has developed an innovative technology for managing animal pest populations through fertility control as opposed to a lethal approach.

The Company’s first fertility control product, ContraPest®, is marketed for use initially in controlling rat infestations. ContraPest’s novel technology and approach targets the reproductive capabilities of both sexes, inducing egg loss in female rodents and impairing sperm development in males. Using proprietary bait stations, ContraPest is dispensed in a highly palatable liquid formulation that promotes sustained consumption by rodent communities. ContraPest is designed, formulated and dispensed to be safe for handlers and non-target species such as wildlife, livestock and pets, in a biodegradable product. In contrast, the historical approach to managing rodent pest populations, rodenticides, carries a high risk of environmental contamination and the poisoning of non-target animals, pets and children.

We believe our non-lethal approach, targeting reproduction, is more humane, less harmful to the environment, and more effective in providing a sustainable solution to pest infestations than traditional lethal pest management methods. There is currently no other non-lethal fertility control product approved by the Food and Drug Administration (FDA), or the Environmental Protection Agency (EPA), for the management of rodent populations. We believe ContraPest® will establish a new paradigm in rodent control, resulting in improved performance in rodent control over rodenticides, without the negative environmental effects of rodenticides. For more information visit the SenesTech website at www.senestech.com.

Safe Harbor Statement
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investor: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc, 928-779-4143

SENESTECH, INC.

CONDENSED BALANCE SHEETS

(In thousands, except shares and per share data)

	June 30,	December 31,
	2017	2016
ASSETS	(Unaudited)

Current assets:
Cash	$2,674	$11,826
Investment in securities held to maturity	2,950	—
Accounts receivable	9	10
Prepaid expenses	192	337
Inventory	300	57
Deposits	226	9
Total current assets	6,351	12,239

Property and equipment, net	1,656	631
Total assets	$8,007	$12,870

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$160	$45
Accounts payable	419	351
Accrued contract cancellation settlement	—	1,000
Accrued expenses	1,026	371
Notes payable, related parties	20	30
Total current liabilities	1,625	1,797

Notes payable, related parties	—	6
Long-term debt, net	642	138
Common stock warrant liability	33	69
Deferred rent	46	33
Total liabilities	2,346	2,043

Commitments and contingencies (See note 15)	—	—

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 10,320,254 and 10,157,292 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	10	10
Additional paid-in capital	73,971	72,069
Stock subscribed, but not issued, consisting of 4,750 and 4,750
shares at June 30, 2017 and December 31, 2016, respectively	29	59
Accumulated deficit	(68,349)	(61,311)
Total stockholders’ equity	5,661	10,827

Total liabilities and stockholders’ equity	$8,007	$12,870

SENESTECH, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016

Revenue:
License revenue	$—	$84	$—	$130
Sales	10	—	17	—
Total revenue	10	84	17	130
Cost of sales	12	—	16	—
Gross profit	(2)	84	1	130

Operating expenses:
Research and development	973	665	1,796	1,135
General and administrative	2,632	1,352	5,271	3,327
Total operating expenses	3,605	2,017	7,067	4,462

Net operating loss	(3,607)	(1,933)	(7,066)	(4,332)

Other income (expense):
Interest income	1	—	11	—
Interest expense	(8)	(12)	(21)	(43)
Interest expense, related parties	—	(17)	(1)	(34)
Loss on extinguishment of unsecured promissory note	—	(103)	—	(112)
Other income (expense)	31	83	39	51
Total other income (expense)	24	(49)	28	(138)

Net loss	(3,583)	(1,982)	(7,038)	(4,470)

Series A convertible preferred stock dividends	—	(30)	—	(60)

Net loss and comprehensive loss	$(3,583)	$(2,012)	$(7,038)	$(4,530)

Weighted average common shares outstanding - basic and fully diluted	10,205,601	6,219,154	10,183,383	5,080,762

Net loss per common share - basic and fully diluted	$(0.35)	$(0.31)	$(0.69)	$(0.89)

SENESTECH, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months
	Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,038)	$(4,470)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on investments held to maturity	(11)	—
Amortization of discounts on investments held to maturity	1	—
Bad debts	2	—
Depreciation and amortization	154	94
Stock-based compensation	1,872	1,473
Non-cash charge for settlement of dispute	—	300
Amortization of debt discount	—	27
(Gain) loss on remeasurement of common stock warrant liability	(36)	(51)
Loss on extinguishment of unsecured promissory note	—	112
(Increase) decrease in current assets:
Accounts receivable	(1)	(1)
Prepaid expenses	145	1
Inventory	(243)	—
Deposits	(217)	—
Increase (decrease) in current liabilities:
Accounts payable	68	(151)
Accrued contract cancellation settlement	(1,000)	—
Accrued expenses	655	19
Deferred rent	13	—
Deferred revenues	—	(93)
Net cash used in operating activities	(5,636)	(2,740)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities held to maturity	(2,940)	—
Purchase of property and equipment	(863)	(45)
Net cash used in investing activities	(3,803)	(45)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of series B convertible preferred stock	—	896
Proceeds from the issuance of common stock	—	6,199
Proceeds from the issuance of convertible notes payable	—	436
Repayments of convertible notes payable	—	(810)
Proceeds from the issuance of notes payable	389	—
Repayments of notes payable	(23)	(5)
Repayments of notes payable, related parties	(16)	(628)
Repayments of capital lease obligations	(63)	(10)
Payment of deferred offering costs	—	(444)
Proceeds from exercise of stock options and warrants	—	326
Net cash provided by financing activities	287	5,960

NET CHANGE IN CASH	(9,152)	3,175
CASH AT BEGINNING OF PERIOD	11,826	141
CASH AT END OF PERIOD	$2,674	$3,316

SUPPLEMENTAL INFORMATION:
Interest paid	$22	$16
Income taxes paid	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of equipment under capital lease obligations	$316	$—
Original issue discount	$—	$147
Debt discount on convertible notes	$—	$9
Contributed capital, debt forgiveness by related parties	$—	$2,003
Issuance of series B convertible preferred stock in connection with conversion of convertible notes and notes payable	$—	$16
Issuance of shares of common stock upon conversion of Series B convertible preferred stock	$—	$260
Dividends	$—	$60

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA

For the Three and Six Months Ended June 30, 2017 and 2016

(Unaudited)

(in thousands)	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016
Net Loss (As Reported, GAAP)	(3,583)	(2,012)	(7,038)	(4,530)

Non-GAAP Adjustments:
Interest and dividends	7	59	11	137
Stock-based compensation	811	342	1,872	1,473
Non-cash charge for settlement of dispute	—	—	—	300
Gain on investments held to maturity	—	—	(11)	—
Change in fair value of derivative	(27)	(53)	(36)	(51)
Amortization and accretion:
Amortization of debt discount and deferred financing costs	—	7	—	27
Amortization of discounts on investments held to maturity	13	—	18	—
Loss on extinguishment of unsecured debt	—	103	—	112
Depreciation expense	95	48	154	94
Total of non-GAAP adjustments	899	506	2,008	2,092

Adjusted EBITDA Loss (Non-GAAP)	(2,684)	(1,506)	(5,030)	(2,438)